FOR IMMEDIATE RELEASE

For:	Evans Bancorp, Inc. 14-16 North Main Street Angola, New York 14006	Contact: Mark DeBacker, Treasurer Phone: (716) 926-2000 Fax: (716) 926-2005

EVANS BANCORP ANNOUNCES SEMI-ANNUAL CASH
DIVIDEND OF $0.34 PER SHARE

Angola, N.Y.-February 22, 2006 - Evans Bancorp, Inc. (Nasdaq: EVBN) announced that its Board of Directors has declared a semi-annual cash dividend of $0.34 per share on its outstanding common stock. The dividend is payable on April 3, 2006 to shareholders of record as of March 13, 2006. This payout is a 3.0% increase over the $0.33 per share dividend paid in October 2005.

Evans Bancorp, Inc. is a financial holding company and is the parent company of Evans National Bank, a commercial bank with 10 branches located in Western New York, which had approximately $468.5 million in assets and approximately $336.8 million in deposits at December 31, 2005. Evans National Bank’s wholly-owned subsidiaries include Evans National Leasing, Inc., a general business equipment leasing company. ENB Insurance Agency, Inc., a retail property and casualty insurance agency with 12 offices in Erie, Niagara, Cattaraugus and Chautauqua counties of Western New York, is an indirect, wholly-owned subsidiary of Evans Bancorp Inc. ENB Insurance Agency’s wholly owned subsidiaries include ENB Associates Inc., which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include, among others, the following: (1) competitive pressures among financial services companies; (2) general economic conditions; (3) changes in legislation or regulatory requirements; (4) difficulties in achieving operating efficiencies; and (5) difficulties in integrating acquired companies’ businesses. Additional information on factors that could affect the Company’s business and results is discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.